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Exhibit 3.14

BOISE PACKAGING & NEWSPRINT, L.L.C.

A Delaware Limited Liability Company

OPERATING AGREEMENT

Effective as of September 20, 2004

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

7.5	Advance Payment	14
7.6	Indemnification of Employees and Agents	14
7.7	Appearance as a Witness	14
7.8	Nonexclusivity of Rights	14
7.9	Insurance	15
7.10	Savings Clause	15
ARTICLE VIII TAX MATTERS		15
8.1	Tax Returns	15
8.2	Tax Matters Member	15
8.3	Indemnification and Reimbursement for Payments on Behalf of a Holder	15
ARTICLE IX BOOKS AND RECORDS; REPORTS		16
9.1	Maintenance of Books	16
9.2	Reports	16
9.3	Company Funds	17
ARTICLE X TRANSFERS; ADMISSION OF MEMBERS		17
10.1	Transfers	17
10.2	Approved Sale; Drag Along Obligations; IPO	17
10.3	Void Assignment	18
10.4	Effect of Valid Assignment	18
10.5	Admission of Substituted Member	19
10.6	Admission of Additional Members	19
10.7	Effect of Incapacity	20
10.8	Interests in a Member	20
ARTICLE XI DISSOLUTION, LIQUIDATION AND TERMINATION		20
11.1	Dissolution	20
11.2	Liquidation and Termination	20
11.3	Cancellation of Certificate	21
11.4	Reasonable Time for Winding Up	21
11.5	Return of Capital	21
ARTICLE XII GENERAL PROVISIONS		21
12.1	Power of Attorney	21
12.2	Filings	22
12.3	Offset	22
12.4	Notices	22
12.5	Entire Agreement	23
12.6	Effect of Waiver or Consent	23
12.7	Amendments	23
12.8	Binding Effect	23
12.9	Governing Law; Severability	23
12.10	Further Assurances	23
12.11	Waiver of Certain Rights	23
12.12	Notice to Members of Provisions	23
12.13	Remedies	23
12.14	Severability	24
12.15	Descriptive Headings; Interpretations	24
12.16	Creditors	24
12.17	Delivery by Facsimile	24
12.18	No Public Disclosure	24
12.19	Survival	25
12.20	Counterparts	25
ARTICLE XIII DEFINITIONS		25
13.1	Definitions of Terms Not Defined in the Text	25
13.2	Index of Definitions Defined in the Text	27

OPERATING AGREEMENT
OF
BOISE PACKAGING & NEWSPRINT, L.L.C.,
a Delaware Limited Liability Company

        THIS OPERATING AGREEMENT of Boise Packaging & Newsprint, L.L.C. (this "Agreement"), effective as of September 20, 2004, is adopted, executed and agreed to, for good and valuable consideration, by the Members.

        Unless otherwise defined herein, capitalized terms used in this Agreement will have the meanings given to such terms in Section 13.1. Capitalized terms defined in the text of this Agreement are indexed in Section 13.2.

ARTICLE I
ORGANIZATION

        1.1    Formation.    The Company has been organized as a Delaware limited liability company by the filing of a Certificate of Formation (the "Certificate") under and pursuant to the Act.

        1.2    Name.    The name of the Company is "Boise Packaging & Newsprint, L.L.C.," and all Company business shall be conducted in that name or such other names that comply with applicable law as the Manager may select from time to time.

        1.3    Registered Office; Registered Agent; Principal Office; Other Offices.    The Company shall maintain a registered office in the State of Delaware at, and the name and address of the Company's registered agent in the State of Delaware is National Registered Agents, Inc., 9 East Loockerman Street, Suite 1B, Dover, Delaware 19901. The Manager may, from time to time, change the Company's registered office and/or registered agent and shall forthwith amend the Certificate to reflect such change(s). The principal office of the Company shall be at such place as the Manager may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there. The Company may have such other offices as the Manager may designate from time to time.

        1.4    Purposes.    The purpose of the Company is to engage in any and all lawful businesses and activities that limited liability companies are permitted to carry on under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, insofar as such powers and privileges are necessary, appropriate, advisable, incidental or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

        1.5    Foreign Qualification.    Prior to the Company's conducting business in any jurisdiction other than Delaware, the Manager shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Manager, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Manager, each Holder shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

        1.6    Term.    The term of the Company commenced on the date the Certificate was filed with the office of the Secretary of State of Delaware and shall continue until termination and dissolution thereof as determined under Section 11.1 of this Agreement.

        1.7    No State-Law Partnership.    The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Holder be a partner or joint venturer of any other Holder, for any purposes other than federal and, if applicable, state tax purposes, and this Agreement shall not be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state income tax purposes, and each Holder and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

        1.8    Company Property.    Company assets shall be deemed to be owned by the Company as an entity, and no Holder, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. Legal title to any or all Company assets may be held in the name of the Company or one or more nominees, as the Manager may determine. The Manager hereby declares and warrants that any Company assets for which legal title is held in the name of any nominee shall be held in trust by such nominee for the use and benefit of the Company in accordance with the provisions of this Agreement. All Company assets shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such Company assets is held. The Units of each Holder shall constitute personal property.

        1.9    Limited Liability Company Agreement.    The Members hereby execute this Agreement for the purpose of establishing the affairs of the Company and the conduct of its business in accordance with the provisions of the Act. The Members hereby agree that, during the term of the Company set forth in Section 1.6 hereof, the rights and obligations of the Holders with respect to the Company shall be determined in accordance with the terms and conditions of this Agreement and, except where the Act provides that such rights and obligations specified in the Act shall apply "unless otherwise provided in a limited liability company agreement" or words of similar effect and such rights and obligations are set forth in this Agreement, the Act. Notwithstanding the foregoing, Section 18-210 of the Act (entitled "Contractual Appraisal Rights") and Section 18-305(a) of the Act (entitled "Access to and Confidentiality of Information; Records") shall not apply to the Company or be incorporated into this Agreement.

ARTICLE II
UNIT INTERESTS; CAPITAL CONTRIBUTIONS

        2.1    Unit Interests.

          (a)    Authorized Units.    Subject to the terms of this Agreement, the Company is authorized to issue equity interests in the Company designated as Units. The total number of Units that the Company shall have authority to issue is 1,000, all of which shall be designated as Common Units.

          (b)    Interests of Unit Holders.    The relative rights, powers, preferences, duties, liabilities and obligations of Holders of the Units shall be as set forth herein. Each Holder's interest in the Company, including such Holder's interest in income, gains, losses, deductions and expenses of the Company, shall be represented by the Units held by such Holder.

          (c)    Voting Rights.    Each Common Unit shall entitle the Member owning such Unit to one vote on any matter to be voted on by the Members as provided in this Agreement or required by applicable law.

          (d)    Certification of Units.    The Units owned by the Members will be recorded on the attached Schedule of Members. Certificates evidencing Units (and certificates reflecting re-allocations of such Units) shall be issued by the Company. The Manager may direct a new certificate to be issued in place of any certificate theretofore issued by the Company alleged to have been lost or destroyed. Upon surrender to the Company or the transfer agent of the Company of a certificate representing Units duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer and subject to compliance of Article X, a new certificate shall be issued to the person entitled thereto, and the old certificate shall be cancelled and the transaction shall be recorded upon the books of the Company.

          (e)    Restrictive Legend.    In the event that certificates representing the Units are issued, each certificate or instrument shall be imprinted with a legend in substantially the following form:

    THE UNITS REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON                        ,                         , HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE SECURITIES LAWS ("STATE ACTS") AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION UNDER THE ACT OR STATE ACTS OR AN EXEMPTION THEREFROM. THE TRANSFER OF THE UNITS REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN AN OPERATING AGREEMENT, EFFECTIVE AS OF SEPTEMBER 20, 2004, AS AMENDED AND MODIFIED FROM TIME TO TIME, GOVERNING THE ISSUER (THE "COMPANY") AND BY AND AMONG CERTAIN INVESTORS. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.

          (f)    Securities.    All Units are "securities" governed by Article 8 of the Uniform Commercial Code as in effect from time to time in the State of Delaware.

          (g)    Amendment.    Sections 2.1(d), (f) and (g) hereof shall not be amended or otherwise modified without the prior written consent of the financial institutions, if any, providing senior debt financing to the Company at the time any such amendment or modification may be contemplated.

        2.2    Initial Units Issued as of the Date Hereof.    As of the date hereof, the sole Member listed on the attached Schedule of Members (the "Initial Member") has acquired the number of Common Units, and has made Capital Contributions with respect thereto, as set forth opposite the Initial Member's name on the attached Schedule of Members.

        2.3    Additional Units Issued after the Date Hereof.

          (a)    Issuances of Additional Units.    The Manager shall have the right to cause the Company to issue or sell to Members or other Persons: (i) additional Units (including other classes or series thereof having different rights), (ii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units, and (iii) warrants, options or other rights to purchase or otherwise acquire Units.

          (b)    Capital Contributions.    In connection with any issuance of additional Units or other interests in the Company, the acquiring Person shall in exchange for such Units or other interests make Capital Contributions to the Company in an amount specified by the Manager.

          (c)    Record of Additional Issuances; Amendments.    In connection with any issuance of additional Units or other interests in the Company, the Manager shall amend the Schedule of Members as necessary to reflect such additional issuances (including the number of Units and Capital Contributions of the acquiring Person), and shall have the power to make any other amendments to this Agreement as it deems necessary to authorize any such Units or other securities, provide for the relative rights, powers, preferences, duties, liabilities and obligations thereof, or otherwise reflect or provide for such additional issuances.

          (d)    Counterparts.    As of the date hereof, the Initial Member has executed a counterpart of this Agreement. Subject to the restrictions in Article X, upon the acquisition of any Units or other interests in the Company by a Person who is not a Member, such Person shall execute and deliver a counterpart of this Agreement and, subject to compliance with the conditions set forth in Section 10.5 or 10.6 hereof, as applicable, such Person shall become a Member hereunder and shall be listed as a Member on the Schedule of Members, together with such Member's address, number and class of Units and amount of Capital Contributions.

        2.4    Preemptive Rights.    No Holder shall be granted, or be considered to have been granted, any preemptive right of any kind or nature with respect to the sale or issuance of any securities by the Company.

ARTICLE III
CAPITAL ACCOUNTS

        3.1    Establishment and Determination of Capital Accounts.    A capital account ("Capital Account") shall be established for each Holder. The Capital Account of each Holder shall consist of its initial Capital Contribution and shall be (a) increased by (i) any additional Capital Contributions made by such Holder pursuant to the terms of this Agreement and (ii) such Holder's share of items of income and gain allocated to such Holder pursuant to Article IV, (b) decreased by (i) such Holder's share of items of loss, deduction and expense allocated to such Holder pursuant to Article IV and (ii) any Distributions to such Holder of cash or the fair market value of any other property (net of liabilities assumed by such Holder and liabilities to which such property is subject) distributed to such Holder and (c) adjusted as otherwise required by the Code and the regulations thereunder, including, but not limited to, the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Any references in this Agreement to the Capital Account of a Holder shall be deemed to refer to such Capital Account as the same may be increased or decreased from time to time as set forth above.

        3.2    Computation of Amounts.    For purposes of computing the amount of any item of income, gain, loss, deduction or expense to be reflected in Capital Accounts, the determination, recognition and classification of each such item shall be the same as its determination, recognition and classification for federal income tax purposes; provided that:

  (i)
  any income that is exempt from Federal income tax shall be added to such taxable income or losses;

  (ii)
  any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), shall be subtracted from such taxable income or losses;

  (iii)
  if the Book Value of any Company property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) (in connection with a distribution of such property) or (f) (in connection with a revaluation of Capital Accounts), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property;

  (iv)
  if property that is reflected on the books of the Company has a Book Value that differs from the adjusted tax basis of such property, depreciation, amortization and gain or loss with respect to such property shall be determined by reference to such Book Value; and

  (v)
  the computation of all items of income, gain, loss, deduction and expense shall be made without regard to any election pursuant to Section 754 of the Code that may be made by the Company, unless the adjustment to basis of Company property pursuant to such election is reflected in Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m).

        3.3    Negative Capital Accounts.    No Holder shall be required to pay to the Company or any other Holder any deficit or negative balance that may exist from time to time in such Holder's Capital Account. Notwithstanding anything expressed or implied to the contrary in this Agreement, upon liquidation, dissolution or winding up of the Company, no Holder shall be required to make any Capital Contribution to the Company in respect of any deficit in such Holder's Capital Account.

        3.4    Company Capital.    No Holder shall be paid interest on any Capital Contribution to the Company or on such Holder's Capital Account, and no Holder shall have any right (i) to demand the return of such Holder's Capital Contribution or any other Distribution from the Company (whether upon resignation, withdrawal or otherwise), except upon dissolution of the Company pursuant to Article XI hereof, (ii) to seek or obtain a partition of any Company assets, or (iii) to own or use any particular or individual assets of the Company.

        3.5    No Withdrawal.    No Holder shall be entitled to withdraw any part of such Holder's Capital Contribution or Capital Account or to receive any Distribution from the Company, except as expressly provided herein.

        3.6    Loans From Holders.    Loans by Holders to the Company shall not be considered Capital Contributions. If any Holder shall loan funds to the Company in excess of the amounts required hereunder to be contributed by such Holder to the capital of the Company, the making of such loans shall not result in any increase in the amount of the Capital Account of such Holder. The amount of any such loans shall be a debt of the Company to such Holder and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.

        3.7    Adjustments to Book Value.    The Company shall adjust the Book Value of its assets to fair market value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) as of the following times: (a) at the Manager's discretion in connection with the issuance of Units in the Company; (b) at the Manager's discretion in connection with the Distribution by the Company to a Holder of more than a de minimis amount of Company assets, including cash, if as a result of such Distribution, such Holder's interest in the Company is reduced; and (c) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g). Any such increase or decrease in Book Value of an asset shall be allocated as a Profit or Loss to the Capital Accounts of the Holders under Section 4.3 (determined immediately prior to the issuance of the new Units or the distribution of assets in an ownership reduction transaction).

ARTICLE IV
DISTRIBUTIONS; ALLOCATIONS OF
PROFITS AND LOSSES

        4.1    Generally.    Subject to the provision of Section 18-607 of the Act and Section 4.2(a) of this Agreement, the Manager shall have sole discretion regarding the amounts and timing of Distributions to Holders, in each case subject to the retention of, or payment to third parties of, such funds as it deems necessary with respect to the reasonable business needs of the Company, which shall include (but not by way of limitation) the payment or the making of provision for the payment when due of Company obligations, including the payment of any management or administrative fees and expenses or any other obligations.

        4.2    Distributions.

          (a)    Priority of Distributions.    All Distributions (including in connection with the dissolution and liquidation of the Company pursuant to the terms of Article XI hereof) shall be made, when and as declared by the Manager, to the Holders pro rata based on the number of Common Units held by each such Holder.

          (b)    In-Kind Distributions.    At any time, and from time to time, the Company may distribute to its Holders securities or other property held by the Company. In any Distribution pursuant to this Section 4.2(b), the property so distributed will be distributed among the Holders in the same proportions as cash equal to the fair market value of such property (as determined in good faith by the Manager) would be distributed among the Holders pursuant to Section 4.2(a). The Manager may require as a condition of Distribution of securities hereunder that the Holders execute and deliver such documents as the Manager may deem necessary or appropriate to ensure compliance with all U.S. federal and state securities laws which apply to such Distribution and any further transfer of the distributed securities, and may appropriately legend the certificates which represent such securities to reflect any restriction on transfer with respect to such laws.

          (c)    Sale of the Company.    In connection with any Sale of the Company, unless otherwise determined by the Manager, the aggregate cash, securities and other property to be received in such Sale of the Company as consideration in respect of the Units shall be allocated in such Sale of the Company among the Holders as if such consideration were Distributed by the Company to the Holders pursuant to the provisions of Section 4.2(a).

        4.3    Allocation of Profits and Losses.    For each Fiscal Year of the Company, Profits and Losses shall be allocated to the Holders' Capital Accounts pro rata based on the number of Common Units held by each such Holder.

        4.4    Tax Allocations; Code Section 704(c).

          (a)    General.    The income, gains, losses, deductions and expenses of the Company shall be allocated, for federal, state and local income tax purposes, among the Holders in accordance with the allocation of such income, gains, losses, deductions and expenses among the Holders for computing their Capital Accounts, except that if any such allocation is not permitted by the Code or other applicable law, the Company's subsequent income, gains, losses, deductions and expenses shall be allocated among the Holders so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

          (b)    Section 704(c).    In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, deduction and expense with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Holders so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value at the time of contribution.

          (c)    Adjustment of Book Value.    If the Book Value of any Company asset is adjusted pursuant to Section 4.4, subsequent allocations of items of taxable income, gain, loss, deduction and expense with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

          (d)    Manager Authority.    Any elections or other decisions relating to allocations for federal, state and local income tax purposes shall be made by the Manager in any manner that reasonably reflects the purpose and intent of this Agreement. Allocations pursuant to this Section 4.4 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Holder's Capital Account or share of profits, losses, other items or distributions pursuant to any provisions of this Agreement.

        4.5    Amounts Withheld.    All amounts withheld pursuant to Section 8.3 from any Distribution to a Holder shall be treated as amounts distributed to such Holder pursuant to this Article IV for all purposes under this Agreement.

ARTICLE V
MANAGEMENT

        5.1    Management by the Manager.

          (a)    Authority of Manager.    Except for situations in which the approval of the Members is required by this Agreement or by nonwaivable provisions of applicable law, and subject to the provisions of Section 5.2 and Section 5.6, (i) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Manager and (ii) the Manager may make all decisions and take all actions for the Company not otherwise provided for in this Agreement, including, without limitation, the following:

              (i)  entering into, making and performing contracts, agreements and other undertakings binding the Company that may be necessary, appropriate or advisable in furtherance of the purposes of the Company and making all decisions and waivers thereunder;

             (ii)  maintaining the assets of the Company in good order;

            (iii)  collecting sums due the Company;

            (iv)  opening and maintaining bank and investment accounts and arrangements, drawing checks and other orders for the payment of money and designating individuals with authority to sign or give instructions with respect to those accounts and arrangements;

             (v)  acquiring, utilizing for Company purposes and disposing of any assets of the Company;

            (vi)  to the extent that funds of the Company are available therefor, paying debts and obligations of the Company;

           (vii)  hiring and employing executives, supervisors and other personnel;

          (viii)  selecting, removing and changing the authority and responsibility of lawyers, accountants and other advisers and consultants;

            (ix)  borrowing money or otherwise committing the credit of the Company for its activities and voluntary prepayments or extensions of debt;

             (x)  obtaining insurance for the Company;

            (xi)  establishing reserves for commitments and obligations (contingent or otherwise) of the Company;

           (xii)  determining Distributions of Company cash and other property as provided in Section 4.2;

          (xiii)  establishing a seal for the Company; and

          (xiv)  filing a petition under the federal bankruptcy laws or under any other receivership, insolvency or reorganization laws.

          (b)    Officer Supervision.    The management of the business and affairs of the Company by the officers and the exercising of their powers shall be conducted under the supervision of and subject to the approval of the Manager.

        5.2    Delegation of Authority and Duties.    The Manager may, from time to time, delegate to one or more Persons (including any officer) such authority and duties as the Manager may deem advisable. The Manager also may assign titles to any Holder or other individual and may delegate to such Holder or other individual certain authority and duties. Any number of titles may be held by the same Holder or other individual. Any delegation pursuant to this Section 5.2 may be revoked at any time by the Manager.

        5.3    Reserved.

        5.4    Reserved.

        5.5    Removal of Manager.    The Manager may resign at any time, or may be removed at any time by a vote of the Members holding the Required Interest. Upon such removal or resignation, a new Manager shall be designated by a vote of the Members holding the Required Interest. Other than as set forth in this Section 5.5, the Manager may not be removed.

        5.6    Officers.

          (a)    Designation and Appointment.    The Manager may (but need not), from time to time, designate and appoint one or more persons as an officer of the Company. An officer need not be a resident of the State of Delaware, nor a Holder. Any officers so designated shall have such authority and perform such duties as the Manager may, from time to time, delegate to them. The Manager may assign titles (including chairman, chief executive officer, president, vice president, secretary, assistant secretary, treasurer and assistant treasurer) to particular officers. Unless the Manager otherwise decides, if the title is one commonly used for officers of a business corporation formed, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to (i) any specific delegation of authority and duties made to such officer by the Manager pursuant to the third sentence of this Section 5.6(a) and (ii) any delegation of authority and duties made to one or more officers pursuant to the terms of Section 5.2 and 5.6(c). Each officer shall hold office until such officer's successor shall be duly designated and shall qualify or until such officer's death or until such officer shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same individual. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Manager.

          (b)    Resignation.    Any officer (subject to any contract rights available to the Company, if applicable) may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Manager. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such, either with or without cause, by the Manager in its discretion at any time; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the individual so removed. Designation of an officer shall not of itself create contract rights. Any vacancy occurring in any office of the Company may be filled by the Manager.

          (c)    Duties of Officers; Generally.    The officers, in the performance of their duties as such, shall owe to the Holders duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware. The following officers, to the extent such officers have been appointed by the Manager, shall have the following duties:

            (i)    Chief Executive Officer.    Subject to the powers of the Manager, the Chief Executive Officer of the Company shall be in the general and active charge of the entire business and affairs of the Company, and shall be its chief policy-making officer. The President, Chief Financial Officer and each other senior officer of the Company shall report directly to the Chief Executive Officer. The Chief Executive Officer shall see that all orders and resolutions of the Manager are carried into effect. The Chief Executive Officer shall have such other powers and perform such other duties as may be prescribed by the Manager.

            (ii)    President.    The President shall, subject to the powers of the Manager and the Chief Executive Officer, be the chief administrative officer of the Company and shall have general charge of the business, affairs and property of the Company, and control over its officers

    (other than the Chief Executive Officer), agents and employees. The President shall see that all orders and resolutions of the Manager and the Chief Executive Officer are carried into effect. He or she shall be responsible for the employment of employees, agents and officers (other than the Chief Executive Officer) as may be required for the conduct of the business and the attainment of the objectives of the Company. He or she shall have authority to suspend or to remove any employee, agent or officer (other than the Chief Executive Officer) of the Company and, in the case of the suspension for cause of any such officer, to recommend to the Manager what further action should be taken. In the absence of the President, his or her duties shall be performed and his or her authority may be exercised by the Chief Executive Officer. In the absence of the President and the Chief Executive Officer, the duties of the President shall be performed and his or her authority may be exercised by such officer as may have been designated as the most senior officer of the Company. The President shall have such other powers and perform such other duties as may be prescribed by the Chief Executive Officer or the Manager.

            (iii)    Chief Financial Officer.    The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital and Units. The Chief Financial Officer shall have the custody of the funds and securities of the Company, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company, and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Manager. The Chief Financial Officer shall have such other powers and perform such other duties as may be prescribed by the Chief Executive Officer or the Manager.

            (iv)    Vice President(s).    The Vice President(s) shall perform such duties and have such other powers as the Chief Executive Officer or the Manager may from time to time prescribe, and may have such further denominations as "Executive Vice President," "Senior Vice President," "Assistant Vice President," and the like.

            (v)    Secretary.    The Secretary shall attend all meetings of the Members and record all the proceedings of the meetings of the Company in a book to be kept for that purpose and shall perform like duties for any standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the Members, and shall perform such other duties as may be prescribed by the Manager or the Chief Executive Officer, under whose supervision the Secretary shall be. The Manager may give general authority to any other officer to affix the seal of the Company and to attest the affixing by his signature.

            (vi)    Assistant Secretary.    The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Manager (or if there be no such determination, then in the order of their election), shall, in the absence of the Secretary or in the event of his inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Chief Executive Officer or the Manager may from time to time prescribe.

            (vii)    Treasurer.    The Treasurer, if one is elected, shall report to and be subordinate to the Chief Financial Officer, and shall, in the absence of the Chief Financial Officer or in the event of his inability or refusal to act, perform the duties and exercise the powers of the Chief Financial Officer and shall perform such other duties and have such other powers as the Chief Executive Officer, the Chief Financial Officer or the Manager may from time to time prescribe.

            (viii)    Assistant Treasurer.    The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Manager (or if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of his inability or refusal to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Chief Executive Officer or the Manager may from time to time prescribe.

          (d)    Initial Officers.    Without limiting the generality of the foregoing, as of the date hereof, the Manager hereby designates the persons set forth on the Schedule of Officers as officers as set forth thereon until their replacements shall be appointed in accordance with the terms of this Agreement.

        5.7    Reliance by Third Parties.    Any Person dealing with the Company, other than a Holder, may rely on the authority of the Manager (or any officer authorized by the Manager) in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement. Every agreement, instrument or document executed by the Manager (or any officer authorized by the Manager) in the name of the Company with respect to any business or property of the Company shall be conclusive evidence in favor of any Person relying thereon or claiming thereunder that (i) at the time of the execution or delivery thereof, this Agreement was in full force and effect, (ii) such agreement, instrument or document was duly executed according to this Agreement and is binding upon the Company and (iii) the Manager or such officer was duly authorized and empowered to execute and deliver such agreement, instrument or document for and on behalf of the Company.

ARTICLE VI
MEETINGS OF MEMBERS

        6.1    Lack of Authority.    No Holder or Member (in its capacity as such) has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditures on behalf of the Company, unless (i) such specific authority has been expressly granted to and not revoked from such Person by the Manager or (ii) such specific authority has been expressly granted to such Person pursuant to this Agreement, and the Holders hereby consent to the exercise by the Manager of the powers conferred on them by law and this Agreement.

        6.2    Member Meetings.

          (a)    Quorum; Voting.    A quorum shall be present at a meeting of Members if the Members holding a Required Interest are represented at the meeting in person or by proxy. With respect to any matter, other than a matter for which the affirmative vote of a specified portion of all Members entitled to vote is required by the Act, the affirmative vote of the Members holding the Required Interest at a meeting of Members at which a quorum is present shall be the act of the Members.

          (b)    Place; Attendance.    All meetings of the Members shall be held at the principal place of business of the Company or at such other place within or outside the State of Delaware as shall be specified or fixed in the notices or waivers of notice thereof; provided that any or all Members may participate in any such meeting by means of conference telephone or similar communications equipment pursuant to Section 6.5.

          (c)    Power to Adjourn.    Notwithstanding the other provisions of the Certificate or this Agreement, the chairman of the meeting or the Members holding the Required Interest shall have the power to adjourn such meeting from time to time, without any notice other than announcement at the meeting of the time and place of the holding of the adjourned meeting. If such meeting is adjourned by the Members, such time and place shall be determined by a vote of the Members holding the Required Interest. Upon the resumption of such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally called.

          (d)    Meetings.    Meetings of the Members for any proper purpose or purposes may be called at any time by the Manager or by Members holding the Required Interest. If not otherwise stated in or fixed in accordance with the remaining provisions hereof, the record date for determining Members entitled to call a special meeting is the date any Member first signs the notice of that meeting. Only business within the purpose or purposes described in the notice (or waiver thereof) required by this Agreement may be conducted at a meeting of the Members.

          (e)    Notice.    Written or printed notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called, shall be delivered not less than ten nor more than 60 days before the date of the meeting, either personally or by mail, by or at the direction of the Manager, to each Member entitled to vote at such meeting. If mailed, any such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the Member at its address provided for in Section 12.5, with postage thereon prepaid.

          (f)    Fixing of Record Date.    The date on which notice of a meeting of Members is mailed or the date on which the resolution of the Manager declaring a Distribution is adopted, as the case may be, shall be the record date for the determination of the Members entitled to notice of or to vote at such meeting (including any adjournment thereof) or the Members entitled to receive such Distribution.

        6.3    Proxies.    A Member may vote either in person or by proxy executed in writing by the Member. A telegram, telex, cablegram or similar transmission by the Member, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by the Member shall be treated as an execution in writing for purposes of this Section. Proxies for use at any meeting of Members or in connection with the taking of any action by written consent shall be filed with the Manager, before or at the time of the meeting or execution of the written consent as the case may be. All proxies shall be received and taken charge of and all ballots shall be received and canvassed by the Manager, who shall decide all questions concerning the qualification of voters, the validity of the proxies and the acceptance or rejection of votes, unless an inspector or inspectors shall have been appointed by the chairman of the meeting, in which event such inspector or inspectors shall decide all such questions. No proxy shall be valid after eleven months from the date of its execution unless otherwise provided in the proxy. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest. Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the Units that are the subject of such proxy are to be voted with respect to such issue.

        6.4    Conduct of Meetings.    The Manager shall preside at all meetings of the Members, or in its absence, the Members attending the meeting shall elect their own chairman of the meeting. The Secretary of the Company shall act as secretary of all meetings of the Members and keep the minutes. In the absence of the Secretary, the chairman of the meeting may appoint any person to act as the secretary of the meeting.

        6.5    Action by Written Consent or Telephone Conference.

          (a)    Action By Written Consent.    Any action required or permitted to be taken at any annual or special meeting of Members may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the Member or Members holding not less than the minimum percentages of Units or each class of Units that would be necessary to take such action at a meeting at which all Members entitled to vote on the action were present and voted. Every written consent shall bear the date of signature of each Member who signs the consent. No written consent shall be effective to take the action that is the subject to the consent unless, within 60 days after the date of the earliest dated consent delivered to the Company in the manner required by this Section, a consent or consents signed by the Member or Members holding not less than the minimum percentages of Units or each class of Units that would be necessary to take the action that is the subject of the consent are delivered to the Company by delivery to its registered office, its principal place of business or the Manager. Delivery shall be by hand or certified or registered mail, return receipt requested. Delivery to the Company's principal place of business shall be addressed to the Manager. A telegram, telex, cablegram or similar transmission by a Member, or a photographic, photostatic, facsimile or similar reproduction of a writing signed by a Member, shall be regarded as signed by the Member for purposes of this Section. Prompt notice of the taking of any action by Members without a meeting by less than unanimous written consent shall be given to those Members entitled to vote on such action and who did not consent in writing to the action.

          (b)    Fixing of Record Date.    The record date for determining Members entitled to consent to action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company by delivery to its registered office, its principal place of business, or the Manager. Delivery shall be by hand or by certified or registered mail, return receipt requested. Delivery to the Company's principal place of business shall be addressed to the Manager.

          (c)    State Filings.    If any action by Members is taken by written consent, any certificate or documents filed with the Secretary of State of Delaware as a result of the taking of the action shall state, in lieu of any statement required by the Act concerning any vote of Members, that written consent has been given in accordance with the provisions of the Act and that any written notice required by the Act has been given.

          (d)    Telephone Conference.    Members may participate in and hold a meeting by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

ARTICLE VII
LIMITED LIABILITY, EXCULPATION, AND INDEMNIFICATION

        7.1    Limited Liability of Members.

          (a)    Limitation of Liability.    Except as otherwise required by applicable law and as explicitly set forth in this Agreement, the debts, liabilities, commitments and other obligations of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Holder shall have any personal liability whatsoever in its capacity as a Member or Holder, whether to the Company, to any of the other Members or Holders, to the creditors of the Company or to any other Person, for the debts, liabilities, commitments or any other obligations of the Company or for any Losses of the Company.

  Accordingly, a Member or Holder shall be liable only to make its Capital Contributions to the Company required pursuant to the terms hereof and the other payments expressly provided for herein.

          (b)    Observance of Formalities.    Notwithstanding anything contained herein to the contrary, the failure of the Company, or the Manager or any Holder, to observe any formalities or procedural or other requirements relating to the exercise of its powers or management of the Company's business and affairs under this Agreement or the Act shall not be grounds for imposing personal liability on any of the Members or Holders.

          (c)    Return of Distributions.    In accordance with the Act and the laws of the State of Delaware, a member of a limited liability company may, under certain circumstances, be required to return amounts previously distributed to such member. It is the intent of the Holders that no Distribution to any Holder pursuant to Article IV hereof shall be deemed a return of money or other property paid or distributed in violation of the Act. The payment of any such Distribution of money or property to a Holder shall be deemed to be a compromise within the meaning of the Act, and the Holder receiving any such money or property shall not be required to return to any Person any such money or property. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Holder is obligated to make any such payment, such obligation shall be the obligation solely of such Holder and not of any other Holder or the Manager. Notwithstanding the foregoing, a Holder will be required to return to the Company any Distribution to the extent made to it in clear and manifest accounting, clerical, or other similar error (as determined in good faith by the Manager).

        7.2    Exculpation of Covered Persons.    The liability of any Covered Person to the Company or to any Member or Holder for any loss suffered by the Company or any monetary damages for breach of fiduciary duties is hereby eliminated to the fullest extent permitted by the Act. Covered Persons shall not be liable for errors in judgment. Any Covered Person may consult with counsel and accountants and any Member, officer, employee or committee of the Company or other professional expert in respect of Company affairs, and provided such Covered Person acts in good faith reliance upon the advice or opinion of such counsel or accountants or other persons, such Covered Person shall not be liable for any loss suffered by the Company in reliance thereon. If the Act is hereafter amended or interpreted to permit further limitation of the liability of Covered Persons beyond the foregoing, then this paragraph shall be interpreted to limit the liability of Covered Persons to the fullest extent permitted by the Act, as amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to limit the liability of Covered Persons to a greater extent than that permitted by said law prior to such amendment). In furtherance of, and without limiting the generality of the foregoing, Covered Persons shall not be (a) liable for the debts, obligations or liabilities of the Company, including any such debts, obligations or liabilities arising under a judgment, decree or order of a court; (b) obligated to cure any deficit in any Capital Account; (c) required to return all or any portion of any Capital Contribution; or (d) required to lend any funds to the Company.

        7.3    Right to Indemnification for Covered Persons.    Subject to the limitations and conditions as provided in this Article VII, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative (hereinafter a "Proceeding"), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he, she or it, or a Person of whom he, she or it is the legal representative, is or was a Covered Person or while a Covered Person is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise shall be indemnified by the Company to the fullest extent permitted by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, attorneys' fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this Article VII shall continue as to a Person who has ceased to serve in the capacity that initially entitled such Person to indemnity hereunder; provided that no such Person shall be indemnified for any judgments, penalties, fines, settlements or expenses (i) to the extent attributable to conduct for which indemnification would not be permitted under the Act or other applicable law, (ii) for any present or future breaches of any representations, warranties or covenants by such Person contained in this Agreement or in any other agreement with the Company, or (iii) in any action (except an action to enforce indemnification rights set forth in this Section 7.3) brought by such Person. It is expressly acknowledged that the indemnification provided in this Article could involve indemnification for negligence or under theories of strict liability.

        7.4    Contract with Company.    The rights granted pursuant to this Article VII shall be deemed contract rights, and no amendment, modification or repeal of this Article shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any amendment, modification or repeal.

        7.5    Advance Payment.    The right to indemnification conferred in this Article VII shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a Person of the type entitled to be indemnified under Section 7.3 who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person's ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of his or her good faith belief that he has met the standard of conduct necessary for indemnification under Article VII and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Article VII or otherwise.

        7.6    Indemnification of Employees and Agents.    The Company, by adoption of a resolution of the Manager, may indemnify and advance expenses to any employees or agents of the Company who are not or were not Covered Persons but who are or were serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against liabilities and expenses asserted against such Person and incurred by such Person in such a capacity or arising out of their status as such a Person, to the same extent that it may indemnify and advance expenses to Covered Persons under this Article VII.

        7.7    Appearance as a Witness.    Notwithstanding any other provision of this Article VII, the Company may pay or reimburse expenses incurred by a Covered Person in connection with the appearance as a witness or other participation in a Proceeding at a time when the Covered Person is not a named defendant or respondent in the Proceeding.

        7.8    Nonexclusivity of Rights.    The right to indemnification and the advancement and payment of expenses conferred in this Article VII shall not be exclusive of any other right that a Covered Person or other Person indemnified pursuant to Section 7.6 may have or hereafter acquire under any law (common or statutory), provision of the Certificate or this Agreement, any agreement, vote of Members or otherwise.

        7.9    Insurance.    The Company may purchase and maintain insurance, at its expense, to protect itself and any Person who is or was serving as a Covered Person or is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited ability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article VII.

        7.10    Savings Clause.    If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless the Manager or any other Person indemnified pursuant to this Article VII as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article VII that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VIII
TAX MATTERS

        8.1    Tax Returns.    The Manager shall cause to be prepared and filed all necessary federal and state income tax and other tax returns for the Company, including making any elections the Manager may deem appropriate and in the best interests of the Members. Each Holder shall furnish to the Manager all pertinent information in its possession relating to Company operations that is necessary to enable the Company's income tax and other tax returns to be prepared and filed.

        8.2    Tax Matters Member.    Unless and until the Members shall otherwise unanimously agree, the Manager shall be the "tax matters partner" of the Company pursuant to Section 6231(a)(7) of the Code (the "Tax Matters Member").

          (a)    Authority of Tax Matters Member.    The Tax Matters Member is authorized to represent the Company before the Internal Revenue Service and any other governmental agency with jurisdiction, and to sign such consents and to enter into settlements and other agreements with such agencies as the Manager deems necessary or advisable.

          (b)    Tax Elections.    The Tax Matters member may, in its sole discretion, make or revoke any election under the Code or the Treasury Regulations issued thereunder (including for this purpose any new or amended Treasury Regulations issued after the date of formation of the Company).

          (c)    Reimbursement of Expenses.    Promptly following the written request of the Tax Matters Member, the Company shall, to the fullest extent permitted by law, reimburse and indemnify the Tax Matters Member for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the Tax Matters Member in connection with any administrative or judicial proceeding (i) with respect to the tax liability of the Company and/or (ii) with respect to the tax liability of the Holders in connection with the operations of the Company.

          (d)    Survival of Provisions.    The provisions of this Section 8.2 shall survive the termination of the Company or the termination of any Holder's interest in the Company and shall remain binding on the Holders for as long a period of time as is necessary to resolve with the Internal Revenue Service any and all matters regarding the Federal income taxation or other taxes of the Company or the Holders.

        8.3    Indemnification and Reimbursement for Payments on Behalf of a Holder.    If the Company is obligated to pay any amount to a governmental agency (or otherwise makes a payment) because of a Holder's status or otherwise specifically attributable to a Holder (including, without limitation, federal withholding taxes with respect to foreign Persons, state personal property taxes, state unincorporated business taxes, etc.), then such Holder (the "Indemnifying Holder") shall indemnify the Company in full for the entire amount paid (including, without limitation, any interest, penalties and expenses associated with such payments). The amount to be indemnified shall be charged against the Capital Account of the Indemnifying Holder, and, at the option of the Manager, either:

          (a)   promptly upon notification of an obligation to indemnify the Company, the Indemnifying Holder shall make a cash payment to the Company equal to the full amount to be indemnified (and the amount paid shall be added to the Indemnifying Holder's Capital Account but shall not be treated as a Capital Contribution), or

          (b)   the Company shall reduce distributions which would otherwise be made to the Indemnifying Holder, until the Company has recovered the amount to be indemnified (and, notwithstanding Section 3.1, the amount withheld shall not be treated as a Capital Contribution).

        A Holder's obligation to make contributions to the Company under this Section 8.3 shall survive the termination, dissolution, liquidation and winding up of the Company, and for purposes of this Section 8.3, the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against each Holder under this Section 8.3, including instituting a lawsuit to collect such contribution with interest calculated at a rate equal to the Base Rate plus three percentage points per annum (but not in excess of the highest rate per annum permitted by law).

ARTICLE IX
BOOKS AND RECORDS; REPORTS

        9.1    Maintenance of Books.

          (a)    Books and Records.    The Company shall keep books and records of account and shall keep minutes of the proceedings of, or maintain written consents executed by, its Members and the Manager. The calendar year shall be the accounting year of the Company.

          (b)    Schedule of Members.    The Company will maintain, and as required update, the attached Schedule of Members, which sets forth with respect to each Member their respective name, address, number and class of Units owned by such Member and the amount of Capital Contributions made by such Member with respect thereto. Unless otherwise determined by the Manager, the Schedule of Members will be and remain confidential, and each Member hereby accepts, acknowledges and agrees that, notwithstanding anything herein to the contrary, it will have no right to view or obtain the Schedule of Members or otherwise obtain any such information relating to any Member other than itself.

        9.2    Reports.

          (a)    Tax Information.    To the extent reasonably practicable, within 90 days after the end of each Taxable Year, the Company shall prepare and mail to each Holder and, to the extent necessary, to each former Holder (or such Holder's legal representatives), a report setting forth in sufficient detail such information as shall enable such Holder or former Holder (or such Holder's legal representatives) to prepare its respective federal, state, and local income tax returns in accordance with the laws, rules, and regulations then prevailing. The Company shall also provide Form K-1s to each of the Holders as soon as practicable after the end of each Taxable Year.

          (b)    Cost of Reports; No Additional Information.    The Company shall bear the costs of all reports and other information provided pursuant to this Section 9.2. Except as otherwise provided in this Section 9.2, each Member hereby waives any and all rights under the Act entitling such Member to additional information from or access to the Company.

        9.3    Company Funds.    The Manager may not commingle the Company's funds with the funds of any Holder, the Manager or any officer.

ARTICLE X
TRANSFERS; ADMISSION OF MEMBERS

        10.1    Transfers.

          (a)    Generally.    THE TRANSFER OF ANY INTEREST IN THE COMPANY IS SUBJECT TO THE RESTRICTIONS ON TRANSFER CONTAINED IN THIS AGREEMENT. IN ADDITION, NO HOLDER MAY TRANSFER ALL OR ANY PORTION OF SUCH HOLDER'S INTEREST IN THE COMPANY WITHOUT THE PRIOR WRITTEN CONSENT OF THE MANAGER IF SUCH TRANSFER WOULD CAUSE THE COMPANY TO HAVE MORE THAN 100 PARTNERS WITHIN THE MEANING OF TREASURY REGULATION SECTION 1.7704-1(h).

          (b)    Restrictions on Transfer.    The offer, sale, transfer, assignment, pledge or other disposition of any interest in any Unit (whether with or without consideration and whether voluntarily or involuntarily or by operation of law), directly or indirectly, is referred to herein as a "Transfer." No Holder shall Transfer any interest in any Units without the prior written consent of the Manager, which consent may be given or withheld in its sole discretion.

        10.2    Approved Sale; Drag Along Obligations; IPO.

          (a)    Approved Sale.    If the Manager approves a Sale of the Company (an "Approved Sale"), each Member shall vote for, consent to and raise no objections against such Approved Sale. If the Approved Sale is structured as a (x) merger or consolidation, each Member shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger or consolidation or (y) sale of Units, each Holder shall agree to sell all of his, her or its Units and rights to acquire Units on the terms and conditions approved by the Manager. Each Holder shall take all necessary or desirable actions in connection with the consummation of the Approved Sale as requested by the Manager.

          (b)    Conditions.    The obligations of the Holders with respect to the Approved Sale are subject to the satisfaction of the following conditions: (i) upon the consummation of the Approved Sale, all Holders of a particular class of Units shall receive the same form of consideration and the same per Unit amount of consideration for such class, (ii) if any Holder holding a particular class of Units is given an option as to the form and amount of consideration to be received, each Holder holding such class of Units shall be given the same option and (iii) each Holder holding then-currently exercisable rights to acquire a class of Units (other than options granted to employees or consultants of the Company or any Subsidiary pursuant to a compensatory option plan) shall be given an opportunity to either (A) exercise such rights prior to the consummation of the Approved Sale and participate in such sale in the same manner as Holders holding such class of Units or (B) upon the consummation of the Approved Sale, receive in exchange for such rights consideration equal to the amount determined by multiplying (1) the same amount of consideration per Unit of such class received by Holders of such class of Units in connection with the Approved Sale less the exercise price per Unit of such class of such rights to acquire such class of Units by (2) the number of Units of such class represented by such rights.

          (c)    Purchaser Representative.    If the Company or Members holding the Required Interest enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the Holders shall, at the request of the Members holding the Required Interest, appoint a "purchaser representative" (as such term is defined in Rule 501) reasonably acceptable to the Members holding the Required Interest. If any Holder so appoints a purchaser representative, the Company shall pay the fees of such purchaser representative. However, if any Holder declines to appoint the purchaser representative reasonably acceptable to the Members holding the Required Interest, such Holder shall appoint another purchaser representative (reasonably acceptable to the Members holding the Required Interest), and such Holder shall be responsible for the fees of the purchaser representative so appointed.

          (d)    Expenses.    Each Holder transferring Units pursuant to this Section 10.2 shall pay its pro rata share of the expenses incurred by the Initial Investor Member in connection with such Transfer and shall be obligated to join based on the aggregate amount of consideration to be received in the Approved Sale by such Holder in any indemnification or other obligations that the Members holding the Required Interest agree to provide in connection with such Approved Sale (other than any such obligations that relate specifically to a particular Holder such as indemnification with respect to representations and warranties given by a Holder regarding such Holder's title to and ownership of Units); provided that no Holder shall be obligated in connection with such Approved Sale to agree to indemnify or hold harmless the transferees with respect to an amount in excess of the aggregate amount of consideration paid to such Holder in connection with such Approved Sale.

        10.3    Void Assignment.    Any sale, exchange or other transfer by any Holder of any Units or other interests in the Company in contravention of this Agreement shall be void and ineffectual and shall not bind or be recognized by the Company or any other party. No such purported assignee shall have any right to any Profits, Losses or Distributions of the Company.

        10.4    Effect of Valid Assignment.

          (a)    Assignment.    A Transfer of Units permitted hereunder shall be effective as of the date of assignment and compliance with the conditions to such Transfer. Profits, Losses and other Company items shall be allocated between the assignor and the assignee according to Code Section 706. Distributions made before the effective date of such Transfer shall be paid to the assignor, and Distributions made after such date shall be paid to the assignee.

          (b)    Record Owner.    Notwithstanding the foregoing, the Company and the Manager shall be entitled to treat the record owner of any Units or other interest in the Company as the absolute owner thereof and shall incur no liability for Distributions of cash or other property made in good faith to such owner until such time as a written assignment of such Units or other interest in the Company, which assignment is permitted pursuant to the terms and conditions of this Article X, has been received and accepted by the Manager and recorded on the books of the Company.

          (c)    Rights and Obligations of Assignee.    Unless and until an assignee becomes a substituted Member pursuant to Section 10.5, the assignee shall not be entitled to any of the rights granted to a Member hereunder or under applicable law, other than the rights granted specifically to assignees pursuant to this Agreement or pursuant to the Act; provided that without relieving the assigning Holder from any such limitations or obligations, as more fully described in Section 10.4(e) hereof, such assignee shall be bound by any limitations and obligations of a Holder contained herein by which a Member or other Holder would be bound on account of the assignee's interest in the Company (including the obligation to make required Capital Contributions with respect to any transferred Units).

          (d)    Acceptance of Benefits.    Any Person who acquires in any manner whatsoever any Units or other interest in the Company, irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all the terms and conditions of this Agreement that any predecessor in such Units or other interest in the Company of such Person was subject to or by which such predecessor was bound.

          (e)    Rights and Obligations of Assignor.    Any Member or Holder who shall assign any Units or other interest in the Company shall cease to be a Member or Holder of the Company with respect to such Units or other interest and shall no longer have any rights or privileges of a Member or Holder with respect to such Units or other interest, except that the applicable provisions of Article VII shall continue to inure to the benefit of such Member or Holder in accordance with the terms thereof. Unless and until such an assignee is admitted as a substituted Member in accordance with the provisions of Section 10.5 hereof, (i) such assigning Holder shall retain all of the duties, liabilities and obligations of a Holder with respect to such Units or other interest, including, without limitation, the obligation (together with its assignee, pursuant to Section 10.4(c) hereof) to make and return Capital Contributions on account of such Units or other interest pursuant to the terms of this Agreement and (ii) the Manager may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Holder with respect to such Units or other interest for any period of time prior to the date such assignee becomes a substituted Member. Nothing contained herein shall relieve any Holder who transfers any Units or other interest in the Company from any liability of such Holder to the Company or the other Holders with respect to such Units or other interest that may exist on the date such assignee becomes a substituted Member or that is otherwise specified in the Act and incorporated into this Agreement or for any liability to the Company or any other Person for any present or future breaches of any representations, warranties or covenants by such Holder (in its capacity as such) contained herein or in the other agreements with the Company.

        10.5    Admission of Substituted Member.

          (a)    Admission.    An assignee of any Units or other interests in the Company of a Member, or any portion thereof, shall become a substituted Member entitled to all the rights of a Member if and only if (i) the assignor gives the assignee such right, (ii) the Manager has granted its prior written consent to such assignment and substitution, which consent may be withheld in the sole discretion of the Manager, and (iii) such assignee shall execute and deliver a counterpart of this Agreement agreeing to be bound by all of the terms and conditions of this Agreement, and such other documents and instruments as may be necessary or appropriate to effect such Person's admission as a substituted Member, in form satisfactory to the Manager. Any such assignee will become a substituted Member on the later of (i) the effective date of Transfer, and (ii) the date on which all of the conditions set forth in the preceding sentence have been satisfied.

          (b)    Update Schedule of Members.    Upon the admission of a substituted Member, the Schedule of Members attached hereto shall be amended to reflect the name, address, number and class of Units and amount of Capital Contributions of such substituted Member and to eliminate the name and address of and other information relating to the assigning Member with regard to the assigned Units and other interests in the Company.

        10.6    Admission of Additional Members.

          (a)    Admission.    A Person may be admitted to the Company as an additional Member only as contemplated under Section 2.3 hereof and only if such additional Member shall execute and deliver a counterpart of this Agreement agreeing to be bound by all of the terms and conditions of this Agreement, and such other documents and instruments as may be necessary or appropriate to effect such Person's admission as an additional Member, in form satisfactory to the Manager. Such admission shall become effective on the date on which the Manager determines in its sole discretion that such conditions have been satisfied and when any such admission is shown on the books and records of the Company.

          (b)    Update Schedule of Members.    Upon the admission of an additional Member, the Schedule of Members attached hereto shall be amended to reflect the name, address, number and class of Units and amount of Capital Contributions of such additional Member.

        10.7    Effect of Incapacity.    Except as otherwise provided herein, the Incapacity of a Member shall not dissolve or terminate the Company. In the event of such Incapacity, the executor, administrator, guardian, trustee or other personal representative of the Incapacitated Member shall be deemed to be the assignee of such Member's Units or other interests in the Company and may, subject to the approval of the Manager, become a substituted Member upon the terms and conditions set forth in Section 10.5.

        10.8    Interests in a Member.    A Member that is not a natural person may not cause or permit an interest, direct or indirect, in itself to be Disposed of such that, after the Disposition, (i) the Company would be considered to have terminated within the meaning of Section 708 of the Code or (ii) without the consent of the Manager, it shall cease to be controlled by substantially the same Persons who control it as of the date of its admission to the Company as a Member.

ARTICLE XI
DISSOLUTION, LIQUIDATION AND TERMINATION

        11.1    Dissolution.    The Company shall be dissolved and its affairs shall be wound up on the first to occur of the following:

          (a)   a determination by the Manager;

          (b)   the written consent of the Members holding the Required Interest; or

          (c)   the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

        The Company shall not be dissolved by the admission of additional or substituted Members. The death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member, or the occurrence of any other event that terminates the continued membership of a Member in the Company, shall not cause a dissolution of the Company. Except as otherwise set forth in this Article XI, the Company is intended to have perpetual existence.

        11.2    Liquidation and Termination.    On dissolution of the Company, the Manager shall act as liquidator or may appoint one or more Members as liquidator(s). The liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidators shall continue to operate the Company properties with all of the power and authority of the Manager. The steps to be accomplished by the liquidators are as follows:

          (a)    Proper Accounting.    As promptly as possible after dissolution and again after final liquidation, the liquidators shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company's assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

          (b)    Notice.    The liquidators shall cause the notice described in the Act to be mailed to each known creditor of and claimant against the Company in the manner described thereunder;

          (c)    Satisfaction of Liabilities.    The liquidators shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including, without limitation, all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof;

          (d)    Contractual Claims.    The liquidators shall make reasonable provision to pay all contingent, conditional or unmatured contractual claims known to the Company;

          (e)    Compensation for Claims.    The liquidators shall make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party;

          (f)    Unknown Claims.    The liquidators shall make such provision as will be reasonably likely to be sufficient for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within 10 years after the date of dissolution; and

          (g)    Remaining Assets.    All remaining assets of the Company shall be distributed to the Holders in accordance with Section 4.2(a) by the end of the Taxable Year of the Company during which the liquidation of the Company occurs (or, if later, 90 days after the date of the liquidation).

        All distributions in kind to the Holders shall be made subject to the liability of each distributee for costs, expenses and liabilities theretofore incurred or for which the Company has committed prior to the date of termination, and those costs, expenses and liabilities shall be allocated to the distributees pursuant to this Section 11.2. The distribution of cash and/or property to a Holder in accordance with the provisions of this Section 11.2 constitutes a complete return to the Holder of its Capital Contributions and a complete distribution to the Holder of its interest in the Company and all of the Company's property and constitutes a compromise to which all Members have consented within the meaning of the Act. To the extent that a Holder returns funds to the Company, it has no claim against any other Holder for those funds.

        11.3    Cancellation of Certificate.    On completion of the Distribution of Company assets as provided herein, the Company shall be terminated, and the Manager (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 1.1 or 12.2 and take such other actions as may be necessary to terminate the Company.

        11.4    Reasonable Time for Winding Up.    A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 11.2 hereof in order to minimize any losses otherwise attendant upon such winding up.

        11.5    Return of Capital.    The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Holders (it being understood that any such return shall be made solely from Company assets).

ARTICLE XII
GENERAL PROVISIONS

        12.1    Power of Attorney.

          (a)    Granting of Power of Attorney.    Each Holder hereby constitutes and appoints the Manager and the liquidators, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to execute, swear to, acknowledge, deliver, file and record in the appropriate public offices; (i) this Agreement, all certificates and other instruments and all amendments thereof which are in accordance with the terms of this Agreement and which the Manager deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property, (ii) all instruments which the Manager deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement which is made and approved in accordance with its terms, (iii) all conveyances and other instruments or documents which the Manager deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including a certificate of cancellation and (iv) all instruments relating to the admission, withdrawal or substitution of any Holder pursuant to Article X hereof.

          (b)    Irrevocable.    The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the Incapacity of any Holder and the transfer of all or any portion of his or its Units and shall extend to such Holder's heirs, successors, assigns and personal representatives.

        12.2    Filings.    Following the execution and delivery of this Agreement, the Company and the Members shall promptly prepare any documents required to be filed and recorded under the Act, and the Company and the Members shall promptly cause each such document to be filed and recorded in accordance with the Act and, to the extent required by local law, to be filed and recorded or notice thereof to be published in the appropriate place in each jurisdiction in which the Company may hereafter establish a place of business. The Company and the Members shall also promptly cause to be filed, recorded and published such statements of fictitious business name and any other notices, certificates, statements or other instruments required by any provision of any applicable law of the United States or any state or other jurisdiction that governs the conduct of its business from time to time.

        12.3    Offset.    Whenever the Company or any Subsidiary is to pay any sum to any Holder under this Agreement or pursuant to any other agreement or right, any amounts that such Holder owes to the Company or any Subsidiary under this Agreement or pursuant to any other agreement or right may be offset against and deducted from that sum before payment.

        12.4    Notices.    Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) telecopied or delivered by electronic mail to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied or e-mailed before 5:00 pm Chicago time on a Business Day, and otherwise on the next Business Day, (c) one Business Day after being sent by reputable overnight courier service (charges prepaid), or (d) five Business Days after being depositing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested. All notices, requests, and consents to be sent to a Member or Holder must be sent to or made at the address given for that Member on the Schedule of Members or Holders on the books and records of the Company, or such other address as that Member or Holder may specify by notice to the Company and the other Members. Any notice, request, or consent to the Company or the Manager must be given to the Manager at the following address:

To the Company	Boise Packaging & Newsprint, L.L.C. 1111 W. Jefferson Street Boise, ID 83728
	Attention:	President
	Facsimile:	(208) 384-4912
With copies (which shall not constitute notice) to:	Kirkland & Ellis LLP 200 East Randolph Drive Chicago, IL 60601
	Attention:	Richard J. Campbell Jeffrey W. Richards
	Facsimile:	(312) 861-2200

        Whenever any notice is required to be given by law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

        12.5    Entire Agreement.    This Agreement constitutes the entire agreement of the Members and their Affiliates relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written.

        12.6    Effect of Waiver or Consent.    A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

        12.7    Amendments.    Except as otherwise expressly set forth herein, this Agreement may be amended, modified, or waived from time to time only by the written consent of the Members holding the Required Interest.

        12.8    Binding Effect.    Subject to the restrictions on Transfer set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members, Holders, and their respective heirs, legal representatives, successors and assigns.

        12.9    Governing Law; Severability.    THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any provision of the Certificate or any mandatory provision of the Act, the applicable provision of the Certificate or the Act shall control. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

        12.10    Further Assurances.    In connection with this Agreement and the transactions contemplated hereby, each Holder shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

        12.11    Waiver of Certain Rights.    Each Holder irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company, for any rights of appraisal it may have under Section 18-210 of the Act, or for any rights to information from the Company provided under Section 18-305 of the Act.

        12.12    Notice to Members of Provisions.    By executing this Agreement, each Member acknowledges that it has actual notice of (i) all of the provisions hereof (including, without limitation, the restrictions on Transfer set forth in Article X) and (ii) all of the provisions of the Certificate.

        12.13    Remedies.    Each Holder shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

        12.14    Severability.    Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

        12.15    Descriptive Headings; Interpretations.    The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Schedules are to schedules attached hereto, each of which is incorporated herein and made a part hereof for all purposes. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word "including" in this Agreement shall be by way of example rather than by limitation. The use of the words "or," "either" and "any" shall not be exclusive. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

        12.16    Creditors.    None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Company Profits, Losses, Distributions, capital or property other than as a secured creditor.

        12.17    Delivery by Facsimile.    This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

        12.18    No Public Disclosure.    The Company shall not disclose any Holder's name or identity as an investor in the Company in any press release or other public announcement or in any document or material filed with any governmental entity, without the prior written consent of such Person, unless such disclosure is required by applicable law or governmental regulations or by order of a court of competent jurisdiction, in which case prior to making such disclosure the Company shall give written notice to such Person describing in reasonable detail the proposed content of such disclosure and shall permit such Person to review and comment upon the form and substance of such disclosure.

        12.19    Survival.    All indemnities and reimbursement obligations made pursuant to this Agreement shall survive dissolution and liquidation of the Company until the expiration of the longest applicable statute of limitations (including extensions and waivers) with respect to the matter for which a party would be entitled to be indemnified or reimbursed, as the case may be.

        12.20    Counterparts.    This Agreement may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

ARTICLE XIII
DEFINITIONS

        13.1    Definitions of Terms Not Defined in the Text.    For purposes of this Agreement, the following terms have the meanings set forth below with respect thereto:

          "Act" means the Delaware Limited Liability Company Act, 6 Del. L. Section 18-101, et seq., as it may be amended from time to time, and any successor to such statute.

          "Affiliate" shall mean, with respect to any Person, (i) any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, and (ii) any officer, director, partner, or member thereof.

          "Base Rate" means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the "prime rate" at large U.S. money center banks.

          "Book Value" means, with respect to any Company property, the Company's adjusted basis for federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treas. Reg. §1.704-1(b)(2)(iv)(d)-(g).

          "Business Day" means any day other than a Saturday, a Sunday or a holiday on which national banking associations in the State of New York, the State of Idaho or the State of Delaware are closed.

          "Capital Contribution" means the amount of cash or cash equivalents, or the fair market value (as determined by the Manager) of any other property, that is contributed by a Holder to the capital of the Company in respect of any Unit in accordance with the terms of Article III of this Agreement.

          "Code" means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

          "Common Unit" means a Unit representing a fractional part of the ownership of the Company and having the rights and obligations specified with respect to Common Units in this Agreement.

          "Company" means Boise Packaging & Newsprint, L.L.C., a Delaware limited liability company.

          "Covered Person" means the Manager, any Holder, any Affiliate of the Company or the Manager, and any director, officer, manager, partner, or other principal of the Company or any of the foregoing.

          "Dispose", "Disposed", "Disposing" or "Disposition" means a sale, assignment, transfer, exchange, mortgage, pledge, grant of a security interest or other disposition or encumbrance (including, without limitation, by operation of law) or the acts thereof.

          "Distribution" means any distribution made by the Company to a Holder, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided that none of the following shall be a Distribution: (a) any redemption or repurchase by the Company of any securities of the Company (including Units), (b) any recapitalization or exchange of securities of the Company, (c) any subdivision (by Unit split, pro rata Unit dividend or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units or (d) any fees or remuneration paid to any Holder in such Holder's capacity as an employee, officer, consultant or other provider of services to the Company.

          "Fiscal Year" of the Company means the calendar year, or such other annual accounting period as is established by the Manager.

          "GAAP" means U.S. generally accepted accounting principles, consistently applied.

          "Governmental Entity" means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

          "Holder" means a holder of one or more Units as reflected on the Company's books and records.

          "Incapacity" or "Incapacitated" means (a) with respect to a natural person, the bankruptcy, death, incompetency or insanity of such person and (b) with respect to any other Person, the bankruptcy, liquidation, dissolution or termination of such Person.

          "Losses" for any period means all items of Company loss, deduction and expense for such period determined according to Section 3.2.

          "Manager" shall initially be the Initial Member, until removed or replaced by the Members in accordance with the terms hereof or the Act.

          "Member" means the Initial Member and any Person admitted to the Company as a substituted Member or additional Member, but only so long as such Person is shown on the Company's books and records as the owner of one or more Units.

          "Person" means a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.

          "Profits" for any period means all items of Company income and gain for such period determined according to Section 3.2.

          "Required Interest" means a majority of the outstanding Common Units.

          "Sale of the Company" means the bona fide arm's length sale of the Company to a third party or group of third parties acting in concert, in each case which party or parties is not an Affiliate of the Company or the Initial Member, pursuant to which such party or parties acquire (i) equity securities of the Company that, directly or indirectly through one or more intermediaries, have more than 50% of the ordinary voting power then outstanding or (ii) all or substantially all of the Company's assets determined on a consolidated basis (in either case, whether by merger, consolidation, sale or transfer of the Company's or any Subsidiary's equity securities, sale or transfer of the Company's consolidated assets, or other reorganization).

          "Schedule of Members" shall mean the Schedule of Members attached hereto, which sets forth with respect to each Member the respective number and class of Units owned by such Member and the amount of Capital Contributions made by such Member with respect thereto.

          "Schedule of Officers" shall mean the Schedule of Officers attached hereto, which sets forth the persons designated by the Manager as officers of the Company.

          "Securities Act" means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

          "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity (other than a corporation). For purposes hereof, references to a "Subsidiary" of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise specified, the term "Subsidiary" refers to a Subsidiary of the Company.

          "Taxable Year" means the Company's taxable year ending December 31 (or part thereof, in the case of the Company's last taxable year), or such other year as is determined by the Manager in compliance with Section 706 of the Code.

          "Units" mean interests in the Company (including Common Units) representing the Holder's fractional interest in the income, gains, losses, deductions and expenses of the Company, and having the relative rights, powers, preferences, duties, liabilities and obligations set forth with respect thereto in this Agreement.

        13.2    Index of Definitions Defined in the Text.    The following terms are defined in the text of this Agreement in the section listed opposite such term below:

Term	Section
"Agreement"	preamble
"Approved Sale"	10.2(a)
"Capital Account"	3.1
"Certificate"	1.1
"Indemnifying Holder"	8.3
"Initial Member"	2.2
"Proceeding"	7.3
"Tax Matters Member"	8.2
"Transfer"	10.1(b)

*    *    *    *    *    *

        IN WITNESS WHEREOF, the undersigned Initial Member has executed this Agreement, and agreed to be bound by and subject to all of the provisions hereof, effective as of September 20, 2004.

		Name:	BOISE CASCADE, L.L.C.
		Address:	1111 W. Jefferson Street Boise, ID 83728
		SSN/EIN:	20-1496201
		By:	/s/ ZAID F. ALSIKAFI
		Its:	Vice-President
Accepted, acknowledged, and agreed to effective as of September 20, 2004.
BOISE CASCADE, L.L.C., as Manager
By:	/s/ ZAID F. ALSIKAFI
Its:	Vice-President

SCHEDULE OF MEMBERS

As of September 20, 2004.

Name and Address	Voting Common Units	Capital Contributions
Boise Cascade, L.L.C.	1,000	$1,000

SCHEDULE OF OFFICERS

As of September 20, 2004.

Name	Position
W. Thomas Stephens	President and CEO
Samuel M. Mencoff	Vice President
Thomas S. Souleles	Vice President
Christopher J. McGowan	Vice President
Zaid Alsikafi	Vice President

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  Exhibit 3.14
OPERATING AGREEMENT OF BOISE PACKAGING & NEWSPRINT, L.L.C., a Delaware Limited Liability Company